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                                                                    EXHIBIT (11)


                             WALL DATA INCORPORATED
                       COMPUTATION OF EARNINGS PER SHARE


                                                 THREE MONTHS ENDED
                                                      MARCH 31,
                                                  1997            1996
                                               ----------      ----------
PRIMARY
  Average shares outstanding                    9,137,894       8,993,773
  Net effect of dilutive stock options
    based on the treasury stock method
    using average market price                    605,739         588,921
                                               ----------      ----------
  Total weighted average shares outstanding     9,743,633       9,582,694
                                               ==========      ==========

  Net income                                   $3,458,000      $  511,000
                                               ==========      ==========

  Net income per share                         $     0.35      $     0.05
                                               ==========      ==========

FULLY DILUTED
  Average shares outstanding                    9,137,894       8,993,773
  Net effect of dilutive stock options
    based on the treasury stock method
    using the period-end market price,
    if higher than average market price           605,739         597,874
                                               ----------      ----------
  Total weighted average shares outstanding     9,743,633       9,591,647
                                               ==========      ==========

  Net income                                   $3,458,000      $  511,000
                                               ==========      ==========

  Net income per share                         $     0.35      $     0.05
                                               ==========      ==========